Exhibit 99.1

[LOGO]
NEWS RELEASE	For Immediate Release

ARAMARK ANNOUNCES AGREEMENT TO SELL CHILD CARE DIVISION TO

KNOWLEDGE LEARNING CORPORATION

PHILADELPHIA – March 4, 2003 – ARAMARK (NYSE: RMK), a world leader in managed services, today announced that it has signed a definitive agreement to sell its ARAMARK Educational Resources division (AER) to Knowledge Learning Corporation, Inc. for $225 million in cash and a note in the principal amount of $40 million, subject to a right of prepayment for $25 million within 12 months of the closing.

AER, which is comprised of Children’s World Learning Centers, Medallion School Partnerships and ARAMARK Work/Life Partnerships, is a leading provider of child care and early education services, with fiscal 2002 sales of approximately $455 million. AER provides infant, toddler, pre-school and school age learning programs through community-based centers, before and after school programs, and employer-based centers in 28 states.

Knowledge Learning Corporation (KLC) is a leading provider of early childhood education programs and services operating under several names, including Children’s Discovery Center, Knowledge Beginnings and Magic Years. KLC also operates employer-sponsored child development centers, before- and after-school programs and other educational enrichment programs.

The combined company, called Knowledge Learning Corporation, will become one of the largest providers of early childhood educational programs and services in the nation, with over 800 community child care centers, 100 on-site or near-site corporate child care centers, and over 500 before- and after-school programs. Once the sale is complete, Thomas Heymann, formerly president of The Disney Store, Inc., will become the new chief executive officer of the combined company.

“This move will enable us to focus on our food and support services and uniform and career apparel business segments where we have proven we can build long-term relationships and expand opportunities for growth with each of our clients,” said Joseph Neubauer, chairman and CEO of ARAMARK. “AER can better realize its growth potential by aligning with a company focused more exclusively on the early education and child care segments.

“Knowledge Learning Corporation shares ARAMARK’s commitment to providing the highest quality services in early education and child care programs,” he said.

Excluding an expected after tax gain on the sale of $20-25 million, the transaction is not anticipated to affect ARAMARK’s earnings per share for the full fiscal year.

The closing of the transaction, which is expected to occur in ARAMARK’s third fiscal quarter, is subject to various conditions, including obtaining necessary consents and approvals, Hart-Scott-Rodino clearance and completion of the buyer’s financing.

About ARAMARK

ARAMARK is a world leader in providing managed services – including food, facility and other support services, and uniform and career apparel, and child care and early education. ARAMARK has leadership positions serving the business, education, health care, government, sports and recreation segments. The company, headquartered in Philadelphia, has approximately 200,000 employees serving clients in 18 countries.

About Knowledge Learning Corp.

KLC is owned by Knowledge Universe Learning Group, the parent of diverse educational and training companies.

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts.

They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

The forward-looking statements regarding such matters are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Factors that might cause such a difference include: unfavorable economic conditions, including ramifications of any future terrorist attacks; increased operating costs; shortages of qualified personnel; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from our recent acquisitions, including our acquisition of ServiceMaster Management Services; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food services, the environment and childcare service; seasonality; adverse publicity concerning incidents at childcare centers; and levels of enrollment in our education business.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department at www.aramark.com.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

Contacts:

Media Relations:	Investor Relations:

GailForce Communications	ARAMARK
Christopher Hardwick, 215-238-7104	Gary Sender, 215-238-3361
Chardwick@gailforceinc.com	Sender-gary@aramark.com